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TWIN DISC, INC., ANNOUNCES FINANCIAL RESULTS FOR FISCAL 2004 SECOND QUARTER
AND FIRST HALF

RACINE, WISCONSIN-January 16, 2004-Twin Disc, Inc. (NYSE: TDI), today announced financial results for the fiscal 2004 second quarter and the first six months ended December 31, 2003. Although sales for the second quarter were down modestly compared with the same period last year, net earnings improved year-over-year for the fourth consecutive quarter. The first-half financial results for fiscal 2004 continue to exhibit an improving trend in both sales and earnings growth compared with the same period last year.

For the fiscal second-quarter of 2004, net sales were off less than 1% to $42,371,000 from $42,794,000 for the same period one year ago. Net sales were positively impacted by net favorable currency exchange rates, primarily the stronger Euro and Australian dollar in relation to the U.S. Dollar, of approximately $3.3 million when compared to the same quarter last year. Effective in the fiscal first quarter, the Company's joint venture agreement governing its subsidiary in Japan was amended. The effect of this change had no impact on net earnings. However, the prior year's fiscal second quarter included $3.2 million in sales for certain territories that are no longer recognized by the joint venture.

The Company reported net income of $508,000 or $0.18 per diluted share, compared with last year's net loss of $3,087,000, or $1.10 per diluted share. Earnings in the 2004 second-quarter improved because of a significantly higher gross margin due to the implementation of cost reduction programs, a restructuring program undertaken last year, a better product mix, and the absence of manufacturing inefficiencies. Also, last year's second-quarter operating profitability was largely impacted by after-tax charges to continuing operations of approximately $1,700,000 primarily for workforce reductions.

For the 2004 fiscal first half, sales were up modestly to $80,337,000 compared with last year's $79,315,000. Included in the first half of the current fiscal year are net favorable currency exchange rate benefits of approximately $5.0 million when compared to the first half of last year. The prior year's fiscal first half included $5.6 million in sales at our Japanese distribution subsidiary that are no longer recognized in accordance with the amended agreement discussed previously. This change had no impact on net earnings. Net income for the 2004 first-six months was $679,000 or $0.24 per diluted share compared with last year's net loss of $1.72 per share.

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The Company also announced today the sale of its 25% minority interest in
Palmer Johnson Distributors, LLC (PJD) to the majority holder, PJD, Inc. for $3,900,000 cash, which approximated the net book value of the investment. The results of this transaction will be reflected in the Company's third quarter financial results. For the six months ended December 31, 2003 and the fiscal year ended June 30, 2003, the Company recognized pre-tax earnings of $240,000 and $414,000, respectively, from its investment in PJD. In addition, the Company received cash distributions of $195,000 and $303,000 for the first half of fiscal year 2004 and all of fiscal year 2003, respectively.

Chairman and Chief Executive Officer Michael E. Batten said, "The past three months were a very busy period and we were pleased with both the financial and operational progress that occurred in the second quarter. Year-to-date, our trailing 12 months earnings per diluted share are now $1.12.

"Our people responded well in scheduling production to meet customers' delivery dates, as we had fewer work days available in November and December for shipments. With a higher level of sales and manufacturing activities planned over the next six months, we are working conscientiously in preparing production and shipment schedules through the remainder of the fiscal year.

"Our backlog of orders to be shipped over the next six months is $47,500,000. This is an increase of nearly 16% from the prior quarter and is up over 55% since the start of the fiscal year. We are encouraged by this growth and are working closely with our vendors to insure timely deliveries of supplies so that we can meet all scheduled shipment dates."

Commenting on the PJD sale, Mr. Batten said, "Under a 10-year operating agreement entered into in connection with our investment in PJD, which would have expired in May 2004, we have mutually agreed to the sale of our minority interest. The cash received from this sale will allow Twin Disc to continue its efforts to strengthen its balance sheet and will provide additional flexibility as we evaluate future strategic initiatives."

Mr. Batten further added, "Palmer Johnson has been one of the largest and most important distributors of Twin Disc products for more than 25 years now. We are looking forward to maintaining our close working relationship with the Palmer Johnson team in the years to come."

Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.

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This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

                  -Financial Results Follow-

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
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per-share data; unaudited)

                                 Three Months Ended        Six Months Ended
                                     December 31,            December 31,
                                 2003          2002        2003        2002
                                 ----          ----        ----        ----
Net sales                      $42,371       $42,794      $80,337    $79,315
Cost of goods sold              31,650        36,114       60,720     66,705
                                ------        ------       ------     ------
    Gross profit                10,721         6,680       19,617     12,610

Marketing, engineering and
    administrative expenses      9,277         8,971       17,635     17,290
Restructuring of operations          0         2,042            0      2,042
                                ------        ------       ------     ------
    Operating income             1,444        (4,333)       1,982     (6,722)
Interest expense                   283           325          563        633
Other expense (income), net         21           (64)        (184)      (105)
                                ------        ------       ------     ------
Earnings (loss) before income
    taxes and minority interest  1,140        (4,594)       1,603     (7,250)
Income taxes                       624        (1,536)         905     (2,431)
                                ------        ------       ------     ------
Earnings (loss) before minority
    interest                       516        (3,058)         698     (4,819)
Minority interest                    8            29           19         (1)
                                ------        ------       ------     ------
    Net earnings (loss)	       $   508       $(3,087)     $   679    $(4,818)
                                ------        ------       ------     ------
                                ------        ------       ------     ------
Earnings (loss) per share:
    Basic                      $  0.18       $ (1.10)     $	 0.24    $ (1.72)
    Diluted                    $  0.18       $ (1.10)     $	 0.24    $ (1.72)

Average shares outstanding:
    Basic                        2,813         2,808        2,808      2,808
    Diluted                      2,833         2,808        2,823      2,808

Dividends per share            $ 0.175       $ 0.175      $  0.35    $  0.35


Contact:      Twin Disc, Inc.
              Christopher J. Eperjesy    (262) 638-4343